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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Amendment No. 1 to the registration statement of Pennzoil-Quaker State Company on Form S-3 (No. 333-65909) of our report dated January 27, 1998, on our audits of the consolidated financial statements and financial statement schedule of Quaker State Corporation and subsidiaries as of December 31, 1997 and for each of the three years in the period ended December 31, 1997, which report is included in the Quaker State Corporation Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts".


PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
January 18, 1999